KRISPY KREME REPORTS FINANCIAL RESULTS
FOR THE THIRD QUARTER OF FISCAL 2013

RAISES OUTLOOK FOR FISCAL 2013

PROVIDES PRELIMINARY GUIDANCE FOR FISCAL 2014

Winston-Salem, NC – November 19, 2012 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (the “Company”) today reported financial results for the third quarter of fiscal 2013, ended October 28, 2012. The Company also raised its outlook for fiscal 2013 and provided preliminary guidance for fiscal 2014.

Third Quarter Fiscal 2013 Highlights Compared to the Year-Ago Period:

  Revenues increased 8.5% to $107.1 million from $98.7 million
  Company same store sales rose 6.8%, the sixteenth consecutive quarterly increase
  Operating income rose 66% to $9.2 million from $5.6 million
  Adjusted net income rose 76% to $8.3 million ($0.12 per share) from $4.7 million ($0.07 per share); adjusted net income and adjusted EPS reflect income tax expense only to the extent currently payable in cash; adjusted net income and adjusted EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release)
  Net income was $5.0 million ($0.07 per share) compared to $4.7 million ($0.07 per share) in the third quarter last year; net income for the third quarter of fiscal 2013 reflects a substantially higher book income tax rate compared to the third quarter of fiscal 2012 as more fully described below
  Cash provided by operating activities was $15.0 million compared to $10.2 million in the third quarter last year

The Company ended the third quarter of fiscal 2013 with a total of 731 Krispy Kreme shops systemwide, a net increase of 20 shops during the quarter. As of October 28, 2012, there were 96 Company stores and 635 franchise locations.

President and Chief Executive Officer James H. Morgan commented: “We commend the entire Krispy Kreme family for their accomplishments in the third quarter. Their efforts enabled us to deliver extraordinary results, including healthy revenue gains, robust same store sales, and substantial growth in both adjusted net income and operating cash flow. We have now generated positive same store sales for an impressive sixteen consecutive quarters. Even more important, our Company Stores segment has emerged as a strong contributor to our overall profitability due to the solid foundation that has been laid over the past four years by our operations team and those who support them, as well as the outstanding effort of our marketing group.”

Morgan continued, “While we are pleased with our near-term achievements, our management focus is always centered on how best to position ourselves over the long term. Our decision making process and capital deployment is designed to build on Krispy Kreme’s 75-year legacy so that we can create sustainable long-term value for our shareholders. By executing on our strategies, we are confident that we can continue to successfully grow the Company while at the same time realizing our brand mission to touch and enhance lives through the joy that is Krispy Kreme.”

Morgan concluded, “Given our strong third quarter and year-to-date performance, we are pleased to be increasing our earnings outlook for fiscal 2013 and projecting continued double digit earnings growth for fiscal 2014.”

Third Quarter Fiscal 2013 Results

Consolidated Results

For the third quarter ended October 28, 2012, revenues increased 8.5% to $107.1 million from $98.7 million.

Direct operating expenses increased to $90.2 million from $85.9 million, but as a percentage of total revenues fell to 84.2% from 87.0%. General and administrative expenses increased slightly to $5.1 million from $4.9 million in the year-ago period and, as a percentage of total revenues, decreased to 4.7% from 5.0%.

Operating income increased to $9.2 million from $5.6 million.

Adjusted net income was $8.3 million ($0.12 per share) compared to $4.7 million ($0.07 per share) in the third quarter last year. Adjusted net income and adjusted EPS reflect income tax expense only to the extent currently payable in cash. Adjusted net income and adjusted EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release).

Net income was $5.0 million ($0.07 per share) compared to $4.7 million ($0.07 per share), in the third quarter last year. Net income and EPS for the third quarter of fiscal 2013 reflect a book tax rate of 43% compared to a rate of 9% in the third quarter last year. The increase reflects the reversal of valuation allowances on deferred tax assets in the fourth quarter of fiscal 2012. Accordingly, net income and EPS for the third quarter of fiscal 2013 are not comparable to those for the third quarter of fiscal 2012.

Segment Results

Company Stores revenues increased 7.2% to $72.5 million from $67.6 million. Same store sales at Company stores rose 6.8%, the sixteenth consecutive quarterly increase, and were driven by higher traffic. The Company Stores segment posted operating income of $2.0 million compared to an operating loss of $574,000 in the third quarter last year.

Domestic Franchise revenues rose 7.3% to $2.5 million from $2.3 million, reflecting higher royalties. Total sales by domestic franchisees rose 6.1%, while same store sales increased 5.0%. Domestic Franchise segment operating income improved to $1.2 million compared to $1.1 million in the third quarter last year.

International Franchise revenues increased 12.1% to $6.0 million from $5.4 million, driven by higher royalties. Sales by international franchise stores rose 12.6%. Adjusted to eliminate the effects of changes in foreign exchange rates, same store sales at international franchise stores fell 7.7%, reflecting, among other things, honeymoon effects from the substantial number of international store openings in recent years, as well as cannibalization as markets develop. The International Franchise segment generated operating income of $4.3 million, up from $3.3 million in the third quarter last year.

KK Supply Chain revenues (including sales to Company stores) rose 5.1% to $52.8 million from $50.3 million in the same period last year. External KK Supply Chain revenues rose 11.4% to $26.1 million from $23.4 million in the year-ago period. KK Supply Chain generated operating income of $7.3 million in the third quarter of fiscal 2013, up from $7.0 million in the third quarter last year.

Outlook

Given the Company’s third quarter and fiscal year-to-date results, along with other current information, it is raising its fiscal 2013 outlook for consolidated operating income to between $34 million and $36 million from the previous forecast of between $29 million and $33 million. The Company currently forecasts adjusted earnings per share for fiscal 2013 of between $0.44 and $0.47. The Company noted that fiscal 2013 is a 53-week year and the fourth quarter will therefore have 14 weeks instead of 13. In order to facilitate comparisons, the preceding Company guidance for fiscal 2013 does not reflect the anticipated, but irregularly occurring, benefit of the extra week.

For fiscal 2014, the Company anticipates opening 5 to 10 Company stores, between 10 and 15 domestic franchise stores, and more than 75 international franchise stores. Although the Company looks for continued organic same store sales growth in its domestic stores, international franchise same store sales will likely continue to be pressured by the substantial growth in international markets in recent years.

Based on these factors, the Company’s preliminary fiscal 2014 guidance is for operating income in the range of $38 million to $42 million and adjusted EPS for fiscal 2014 of between $0.49 and $0.55 per share. The foregoing adjusted EPS range reflects estimated adjusted income tax expense of $2 million; adjusted income tax expense consists solely of taxes currently payable in cash. Because the Company has substantial net operating loss carryovers, the amount of taxes payable in cash is expected to remain insignificant for the foreseeable future.

Adjusted net income, adjusted income tax expense and adjusted EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release).

Conference Call

The Company will host a conference call to review financial results for the third quarter of fiscal 2013 as well as its outlook this afternoon at 4:30 p.m. (ET).

A live webcast of the conference call will be available at www.krispykreme.com. The conference call also can be accessed over the phone by dialing (800) 510-0219 or, for international callers, by dialing (617) 614-3451. An archived replay of the call will be available shortly after its conclusion by dialing (888) 286-8010, or (617) 801-6888 for international callers; the passcode is 31034181. The audio replay will be available through November 26, 2012. A transcript of the conference call also will be available on the Company website.

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in over 730 locations in 21 countries around the world. Connect with Krispy Kreme at www.krispykreme.com and on Facebook, Foursquare, Twitter and YouTube.

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Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our international growth strategy; our ability to implement our new domestic small shop operating model; political, economic, currency and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients, and the price of motor fuel; our relationships with wholesale customers; our ability to protect our trademarks and trade secrets; changes in customer preferences and perceptions; risks associated with competition; risks related to the food service industry, including food safety and protection of personal information; compliance with government regulations relating to food products and franchising; and increased costs or other effects of new government regulations relating to healthcare benefits. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended		Nine Months Ended
	October 28,	October 30,	October 28,	October 30,
	2012	2011	2012	2011
	(In thousands, except per share amounts)
Revenues	$107,087	$98,708	$317,698	$301,260
Operating expenses:
Direct operating expenses (exclusive of depreciation expense
shown below)	90,220	85,874	264,568	258,554
General and administrative expenses	5,083	4,941	16,311	15,515
Depreciation expense	2,357	2,208	7,238	6,233
Impairment charges and lease termination costs	216	135	302	680
Operating income	9,211	5,550	29,279	20,278
Interest income	14	30	102	131
Interest expense	(384)	(385)	(1,202)	(1,276)
Equity in losses of equity method franchisees	(47)	(72)	(150)	(69)
Gain on sale of interest in equity method franchisee	-	-	-	6,198
Other non-operating income and (expense), net	80	89	237	261
Income before income taxes	8,874	5,212	28,266	25,523
Provision for income taxes	3,830	495	12,267	2,796
Net income	$5,044	$4,717	$15,999	$22,727

Earnings per common share:
Basic	$0.08	$0.07	$0.24	$0.33
Diluted	$0.07	$0.07	$0.23	$0.32

Weighted average shares outstanding:
Basic	66,668	69,384	67,897	69,013
Diluted	68,803	71,547	70,041	71,474

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED BALANCE SHEET

	October 28,	January 29,
	2012	2012
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$49,903	$44,319
Receivables	23,436	21,616
Receivables from equity method franchisees	774	655
Inventories	16,677	16,497
Deferred income taxes	17,685	10,540
Other current assets	6,991	3,613
Total current assets	115,466	97,240
Property and equipment	76,132	75,466
Investments in equity method franchisees	-	-
Goodwill and other intangible assets	24,219	23,776
Deferred income taxes	103,910	129,053
Other assets	12,153	9,413
Total assets	$331,880	$334,948

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$2,162	$2,224
Accounts payable	12,047	10,494
Accrued liabilities	28,280	28,800
Total current liabilities	42,489	41,518
Long-term debt, less current maturities	23,750	25,369
Other long-term obligations	24,878	18,935

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value	-	-
Common stock, no par value	353,186	377,539
Accumulated other comprehensive loss	(345)	(336)
Accumulated deficit	(112,078)	(128,077)
Total shareholders’ equity	240,763	249,126
Total liabilities and shareholders’ equity	$331,880	$334,948

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended
	October 28,	October 30,
	2012	2011
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,999	$22,727
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	7,238	6,233
Deferred income taxes	10,824	159
Accrued rent expense	369	389
Loss on disposal of property and equipment	468	348
Gain on sale of interest in equity method franchisee	-	(6,198)
Share-based compensation	3,570	3,437
Provision for doubtful accounts	65	(397)
Amortization of deferred financing costs	300	320
Equity in losses of equity method franchisees	150	69
Other	(1,075)	956
Change in assets and liabilities:
Receivables	(1,467)	(1,794)
Inventories	(169)	(2,313)
Other current and non-current assets	(1,499)	(595)
Accounts payable and accrued liabilities	690	1,767
Other long-term obligations	2,515	(2,196)
Net cash provided by operating activities	37,978	22,912
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(9,480)	(8,222)
Proceeds from disposals of property and equipment	66	26
Acquisition of stores from franchisee	(915)	-
Proceeds from sale of interest in equity method franchisee	-	7,723
Escrow deposit recovery	-	1,600
Other investing activities	347	(52)
Net cash provided by (used for) investing activities	(9,982)	1,075
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(1,652)	(8,437)
Deferred financing costs	(11)	(23)
Proceeds from exercise of stock options	-	1,036
Proceeds from exercise of warrants	9	-
Repurchase of common shares	(20,758)	(954)
Net cash used for financing activities	(22,412)	(8,378)
Net increase in cash and cash equivalents	5,584	15,609
Cash and cash equivalents at beginning of period	44,319	21,970
Cash and cash equivalents at end of period	$49,903	$37,579

KRISPY KREME DOUGHNUTS, INC.

NON-GAAP FINANCIAL INFORMATION

As of January 29, 2012, the Company had net deferred income tax assets of approximately $139.6 million, including approximately $90 million of tax assets related to federal and state net operating loss carryovers. The Company’s federal net operating loss carryovers totaled approximately $240 million.

In the quarter ended January 29, 2012, the Company reversed $139.6 million of valuation allowances against deferred tax assets because management concluded that realization of such assets was more likely than not. While such reversal, which was required by GAAP, increased the Company’s earnings by $139.6 million in fiscal 2012, the reversal has the effect of increasing the provision for income taxes, and therefore decreasing net income, beginning in fiscal 2013. The reversal had no effect on the Company’s cash payments for income taxes. This negative effect on earnings occurs because the reversal of the valuation allowances resulted in the recognition in fiscal 2012 of income tax benefits expected to be realized in later years. Absent the reversal of the valuation allowances, any such tax benefits would have been recognized when realized in future periods upon the generation of taxable income. Accordingly, beginning in fiscal 2013, the Company’s effective income tax rate, which in fiscal 2012 and earlier years bore little or no relationship to pretax income, more closely reflects the blended federal and state income tax rates in jurisdictions in which the Company operates.

Because of the increase in the Company’s effective income tax rate as described above, the Company’s income tax expense in the first three quarters of fiscal 2013 is not comparable to income tax expense in the first three quarters of fiscal 2012. In addition, until such time as the Company’s net operating loss carryovers are exhausted or expire, GAAP income tax expense is expected to substantially exceed the amount of cash income taxes payable by the Company, which are expected to remain insignificant for the foreseeable future.

In addition, in the first nine months of fiscal 2012, the Company realized a pretax gain of $6.2 million ($4.7 million after tax, or $.06 per share) on the sale of its 30% ownership interest in KK Mexico, an equity method investee. The Company does not expect to realize similar gains in the future.

The following non-GAAP financial information and related reconciliation to GAAP measures are provided to assist the reader in understanding the effects of the above transactions and events, which are expected to be non-recurring, on the Company’s results of operations, and to facilitate comparisons of fiscal 2013 results with the Company’s results for the comparable periods of fiscal 2012. In addition, the non-GAAP financial information is intended to illustrate the material difference between the Company’s income tax expense and income taxes currently payable. Adjusted net income and adjusted EPS reflect income tax expense only to the extent such expense is currently payable in cash. These non-GAAP performance measures are consistent with other measurements made by management in the operation of the business which do not consider income taxes except to the extent to which those taxes currently are payable, for example, capital allocation decisions and incentive compensation measurements that are made on a pretax basis.

	Historical Periods
	Three Months Ended		Nine Months Ended		Year Ended
	October 28,	October 30,	October 28,	October 30,	January 29,
	2012	2011	2012	2011	2012
	(In thousands, except per share amounts)
Net income, as reported	$5,044	$4,717	$15,999	$22,727	$166,269
Provision for deferred income taxes	3,300	31	10,824	159	(139,403)
Gain on sale of interest in KK Mexico
(net of income taxes of $1,492)	-	-	-	(4,706)	(4,706)
Adjusted net income	$8,344	$4,748	$26,823	$18,180	$22,160

Adjusted earnings per common share:
Basic	$0.13	$0.07	$0.40	$0.26	$0.32
Diluted	$0.12	$0.07	$0.38	$0.25	$0.31

Weighted average shares outstanding:
Basic	66,668	69,384	67,897	69,013	69,145
Diluted	68,803	71,547	70,041	71,474	71,497

	Management's Earnings Guidance
	Year Ending
	February 2, 2014		February 3, 2013
	From	To	From	To
	(In thousands, except per share amounts)
Net income, as reported	$20,000	$22,000	$17,900	$19,000
Provision for deferred income taxes	14,000	16,000	12,700	13,600
Adjusted net income	$34,000	$38,000	$30,600	$32,600

Adjusted earnings per common share:
Basic	$0.51	$0.57	$0.45	$0.48
Diluted	$0.49	$0.55	$0.44	$0.47

Weighted average shares outstanding:
Basic	66,700	66,700	67,600	67,600
Diluted	68,800	68,800	69,700	69,700

KRISPY KREME DOUGHNUTS, INC.

SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	October 28,	October 30,	October 28,	October 30,
	2012	2011	2012	2011
	(In thousands)
Revenues:
Company Stores:
On-premises sales	$35,299	$31,347	$102,488	$93,151
Wholesale sales	37,194	36,259	112,684	109,922
Company Stores revenues	72,493	67,606	215,172	203,073
Domestic Franchise	2,498	2,327	7,561	7,045
International Franchise	6,024	5,374	17,832	16,362
KK Supply Chain:
Total revenues	52,825	50,277	158,075	154,501
Less – intersegment sales elimination	(26,753)	(26,876)	(80,942)	(79,721)
External KK Supply Chain revenues	26,072	23,401	77,133	74,780
Total revenues	$107,087	$98,708	$317,698	$301,260

Operating income (loss):
Company Stores	$1,985	$(574)	$5,271	$551
Domestic Franchise	1,174	1,114	4,072	2,477
International Franchise	4,301	3,313	12,957	10,893
KK Supply Chain	7,312	6,987	24,181	23,074
Total segment operating income	14,772	10,840	46,481	36,995
Unallocated general and administrative expenses	(5,345)	(5,155)	(16,900)	(16,037)
Impairment charges and lease termination costs	(216)	(135)	(302)	(680)
Consolidated operating income	$9,211	$5,550	$29,279	$20,278

Depreciation expense:
Company Stores	$1,880	$1,756	$5,921	$4,982
Domestic Franchise	40	55	150	165
International Franchise	3	-	9	4
KK Supply Chain	172	183	569	560
Corporate administration	262	214	589	522
Total depreciation expense	$2,357	$2,208	$7,238	$6,233

KRISPY KREME DOUGHNUTS, INC.

SELECTED OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	October 28,	October 30,	October 28,	October 30,
	2012	2011	2012	2011
Systemwide Sales (in thousands):(1)
Company stores	$71,884	$67,126	$213,399	$201,629
Domestic Franchise stores	68,950	64,976	210,454	196,502
International Franchise stores	103,536	91,928	310,893	279,188
International Franchise stores, in constant dollars(2)	103,536	91,457	310,893	275,138

Change in Same Store Sales (on-premises sales only):(3)
Company stores	6.8%	4.0%	4.7%	4.2%
Domestic Franchise stores	5.0%	7.9%	5.8%	6.2%
International Franchise stores	(8.3)%	(8.5)%	(9.6)%	(5.4)%
International Franchise stores, in constant dollars(2)	(7.7)%	(12.2)%	(8.4)%	(11.3)%

Change in Same Store Customer Count - Company stores
(retail sales only)	8.4%	(1.3)%	5.3%	(0.4)%

Average guest check - Company stores (retail sales only)	$7.43	$7.49	$7.33	$7.34

Wholesale Metrics - Company stores:(4)
Grocers/mass merchants:
Change in average weekly number of doors	(2.9)%	1.4%	(4.1)%	3.7%
Change in average weekly sales per door	6.9%	15.9%	7.8%	13.1%
Convenience stores:
Change in average weekly number of doors	(4.5)%	(9.3)%	(7.7)%	(4.4)%
Change in average weekly sales per door	4.7%	14.0%	9.3%	9.2%

1)	Systemwide sales, a non-GAAP financial measure, include the sales by both Company and franchise stores but excludes sales among Company and franchise stores. The Company believes systemwide sales data are useful in assessing the overall performance of the Krispy Kreme brand and, ultimately, the performance of the Company. The Company’s consolidated financial statements appearing elsewhere herein include sales by Company stores, sales to franchisees by the KK Supply Chain business segment, and royalties and fees received from franchise stores based on their sales, but exclude sales by franchise stores to their customers.
2)	Computed on a pro forma basis assuming the average rate of exchange between the U.S. dollar and each of the foreign currencies in which the Company’s international franchisees conduct business had been the same in the comparable prior year period.
3)	The change in “same store sales” represents the aggregate on-premises sales (including fundraising sales) during the current year period for all stores which had been open for more than 56 consecutive weeks during the current year period (but only to the extent such sales occurred in the 57th or later week of each store’s operation) divided by the aggregate on-premises sales of such stores for the comparable weeks in the preceding year period. Once a store has been open for at least 57 consecutive weeks, its sales are included in the computation of same stores sales for all subsequent periods. In the event a store is closed temporarily (for example, for remodeling) and has no sales during one or more weeks, such store’s sales for the comparable weeks during the earlier or subsequent period are excluded from the same store sales computation. The change in “same store customer count” is similarly computed, but is based upon the number of retail transactions reported in the Company’s point-of-sale system.
4)	For Company wholesale sales, “average weekly number of doors” represents the average number of customer locations to which product deliveries are made during a week by Company Stores, and “average weekly sales per door” represents the average weekly sales to each such location by Company Stores.

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	NUMBER OF STORES
	DOMESTIC	INTERNATIONAL	TOTAL
Number of Stores Open at October 28, 2012:
Company:
Factory	75	-	75
Satellite	21	-	21
Total Company	96	-	96
Franchise:
Factory	101	119	220
Satellite	41	374	415
Total franchise	142	493	635
Total systemwide	238	493	731

	NUMBER OF STORES
	COMPANY	FRANCHISE	TOTAL
Quarter ended October 28, 2012
July 29, 2012	93	618	711
Opened	1	29	30
Closed	-	(10)	(10)
Transferred	2	(2)	-
October 28, 2012	96	635	731

Quarter ended October 30, 2011
July 31, 2011	88	581	669
Opened	1	22	23
Closed	-	(14)	(14)
October 30, 2011	89	589	678

CONTACT: Krispy Kreme, Media: Brian K. Little, +1-336-726-8825, blittle@KrispyKreme.com, Investor Relations: Anita K. Booe, +1-336-703-6902, abooe@KrispyKreme.com